                                      STOCK
                                ESCROW AGREEMENT




                  AGREEMENT, dated as of the 21st day of November, 1995, by and among American Stock Transfer & Trust Company, a New York corporation (hereinafter referred to as the "Escrow Agent"), Paradigm Music Entertainment Co., a Delaware corporation (the "Company"), and the stockholders of the Company who have executed this agreement and certain future stockholders of the Company who will execute this agreement (hereinafter collectively called the "Stockholders").
                  WHEREAS, the Company contemplates a private offering ("Private Placement") of Units ("Units"), each Unit consisting of one share of its Class A Common Stock, par value $.01 per share (the "Class A Common Stock") through D.H. Blair Investment Banking Corp. as Placement Agent ("Blair") pursuant to a Private Placement Memorandum dated October 6, 1995 (the "Memorandum"); and
                  WHEREAS, in connection with the Private Placement, the Stockholders have agreed to deposit in escrow an aggregate of 1,700,000 shares of Class B Common Stock, $.01 par value (the "Class B Common Stock") and 300,000 shares of Class A Common Stock, $.01 par value (the "Class A Common Stock," and, together, the "Common Stock"), upon the terms and conditions set forth herein.
                  In consideration of the mutual covenants and promises herein contained, the parties hereto agree as follows:

                  1. The Stockholders and the Company hereby appoint American Stock Transfer & Trust Company as Escrow Agent and agree that the Stockholders will, prior to the First Closing (as hereinafter defined) of the Private Placement deliver to the Escrow Agent to hold in accordance with the provisions hereof, certificates representing an aggregate of 1,700,000 shares of Class B Common Stock and 18,000 shares of Class A Common Stock owned of record by the Stockholders in the respective amounts set forth on Exhibit A hereto and, from time to time thereafter, an aggregate of 282,000 additional shares of Class A Common Stock will be delivered to the Escrow Agent to be held in accordance with the provisions hereof (all of which shall be referred to herein as the "Escrow Shares"), together with stock powers executed in blank. The Escrow Agent, by its execution and delivery of this Agreement hereby acknowledges receipt of the Escrow Shares and accepts its appointment as Escrow Agent to hold the Escrow Shares in escrow, upon the terms, provisions and conditions hereof.
                  2. This Agreement shall become effective upon the date on which a minimum of Forty (40) Units are sold pursuant to the Term Sheet (the "First Closing") and shall continue in effect until the earlier of (i) the date specified in paragraph 4(e) hereof or (ii) the distribution by the Escrow Agent of all of the Escrow Shares in accordance with the terms hereof (the "Termination Date"). The period of time from the First Closing until the Termination Date is referred to herein as the "Escrow Period."
                  3. During the Escrow Period, the Escrow Agent shall receive all of the money, securities, rights or property distributed in respect of the Escrow Shares then held in escrow, including any such property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company, such property to be held and distributed as herein provided and hereinafter referred to collectively as the "Escrow Property."
                  4. (a) The Escrow Shares are subject to release to the Stockholders only in the event the conditions set forth herein are met. The Escrow Agent, upon notice to such effect from the Company as provided in paragraph 5 hereof, shall deliver the appropriate number of Escrow Shares, together with stock powers executed in blank, and the Escrow Property deposited in escrow with respect to such Escrow Shares, to the respective Stockholders, if, and only if, one of the following conditions is met:
                     (i) Fifty Percent (50%) of the Escrow Shares and Escrow
                  Property related to such Escrow Shares will be released in the event that:
                         (A) the Company's net income before provision for
                             income taxes and exclusive of any extraordinary earnings, other than in connection with the sale of entertainment projects and/or programs developed by the Company, or charges which would result from the release of Escrow Shares (all as audited by the Company's independent public accountants) (the "Minimum Pretax Income") equals or exceeds $1.7 million for the fiscal year ending December 31, 1997; or

                         (B) the Minimum Pretax Income equals or exceeds $2.3
                             million for the fiscal year ending December 31, 1998; or

                         (C) the Minimum Pretax Income equals or exceeds $2.9
                             million for the fiscal year ending December 31, 1999; or

                         (D) the Bid Price (as defined herein) of the Company's
                             Common Stock shall average in excess of $3.00 per share for any 30 consecutive business days during the period ending on or before December 31, 1997, provided all shares sold pursuant to the Memorandum are freely salable (without volume limitation) by the holders thereof during such 30 day period; or

                         (E) the Bid Price (as defined herein) of the Company's
                             Common Stock shall average in excess of $4.00 per share for any 30 consecutive business days during the period ending on or before December 31, 1998, provided all shares sold pursuant to the Memorandum are freely salable (without volume limitation) by the holders thereof during such 30 day period; or

                         (F) if there is a merger of the Company with another
                             company, a sale of substantially all of the assets of the Company or similar extraordinary transaction (a "Sale of the Company") that results in stockholders receiving at least $2.00 per share in cash or marketable securities on or before December 31, 1996; or

                         (G) if there is a Sale of the Company that results in
                             stockholders receiving at least $3.00 per share in cash or marketable securities on or before December 31, 1997; or

                         (H) if there is a Sale of the Company that results in
                             stockholders receiving at least $4.00 per share in cash or marketable securities on or before December 31, 1998.

                     (ii) The remaining Escrow Shares and the Escrow Property
                  related to such Escrow Shares will be released in the event that:

                         (A) the Minimum Pretax Income equals or exceeds $2.1
                             million for the fiscal year ending December 31, 1997; or

                         (B) the Minimum Pretax Income equals or exceeds $2.8
                             million for the fiscal year ending December 31, 1998; or

                         (C) the Minimum Pretax Income equals or exceeds $3.5
                             million for the fiscal year ending December 31, 1999; or

                         (D) the Bid Price of the Company's Common Stock shall
                             average in excess of $4.50 for any 30 consecutive business days during the period ending on or before December 31, 1997, provided that all shares sold pursuant to the

                             Memorandum are freely salable (without volume limitation) by the holders thereof during such 30 day period; or

                         (E) the Bid Price of the Company's Common Stock shall
                             average in excess of $6.50 for any 30 consecutive business days during the period ending on or before December 31, 1998, provided that all shares sold pursuant to the Memorandum are freely salable (without volume limitation) by the holders thereof during such 30 day period;

                         (F) if there is a Sale of the Company that results in
                             stockholders receiving at least $3.00 per share in cash or marketable securities on or before December 31, 1996; or

                         (G) if there is a Sale of the Company that results in
                             stockholders receiving at least $4.50 per share in cash or marketable securities on or before December 31, 1997; or

                         (H) if there is a Sale of the Company that results in
                             stockholders receiving at least $6.50 per share in cash or marketable securities on or before December 31, 1998.

                  (b) As used in this Section 4, the term "Bid Price" shall be subject to adjustments in the event of any stock dividend, stock distribution, stock split or other similar event and shall mean:
                      (1) If the principal market for the Common Stock is a
                          national securities exchange or the Nasdaq National Market, the closing sales price of the Common Stock as reported by such exchange or market, or on a consolidated tape reflecting transactions on such exchange or market; or

                      (2) if the principal market for the Common Stock is not a
                          national securities exchange or the Nasdaq National Market and the Common Stock is quoted on the Nasdaq SmallCap Market, the closing bid price of the Common Stock as quoted on the Nasdaq SmallCap Market; or

                      (3) if the principal market for the Common Stock is not a
                          national securities exchange or the Nasdaq National Market and the Common Stock is not quoted on the Nasdaq Smallcap Market, the closing bid for the Common Stock as reported by the National Quotation Bureau, Inc. ("NQB") or at least two market makers in the Common Stock if quotations are not available from NQB but are available from market makers.

                  (c) The determination of Minimum Pretax Income shall be calculated exclusive of any charges to income incurred by the Company in connection with the release from escrow of the Escrow Shares and any Escrow Property in respect thereof pursuant to the provisions of this paragraph 4, but shall reflect the sale of any entertainment projects and/or programs developed by the Company.
                  (d) The Minimum Pretax Income amounts set forth in subparagraph (a) above shall be increased during each fiscal year during the Escrow Period to reflect the issuance of any additional securities after the final closing of the Private Placement, excluding (i) up to 1,000,000 shares of Class A Common Stock reserved for issuance to certain directors, consultants and employees of the Company (the "Additional Class A Shares"), 300,000 of which shares shall be deposited in escrow pursuant to this Agreement (all as described in the Memorandum) and (ii) any shares of Class A Common Stock issued to Blair or its designees pursuant to the Placement Agent's Warrants (as defined in the Memorandum), but including any shares of Common Stock that may be issued upon the exercise of any other options or warrants hereafter granted by the Company which, in the aggregate, do not exceed five percent (5%) of the then outstanding shares of Common Stock, including Escrow Shares in accordance with the following formula: The Minimum Pretax Income shall be increased during each fiscal year to an Adjusted Minimum Pretax Income calculated by multiplying the applicable Minimum Pretax

Income amount by a fraction, the numerator of which shall be the weighted average number of shares of Common Stock outstanding during the fiscal year for which the determination is being made including the Escrow Shares and any shares of Common Stock issuable upon conversion of any outstanding securities but excluding shares of Common Stock issuable upon exercise of the Share Purchase Options (as defined in the Memorandum) issued to Blair and the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding prior to the First Closing and the Additional Class A Shares (including the Escrow Shares), plus (y) the number of shares of Class A Common Stock sold pursuant to the Memorandum.
                  (e) If the Escrow Agent has not received the notice provided for in Paragraph 5 hereof and delivered all of the Escrow Shares and related Escrow Property in accordance with the provisions of this Paragraph 4 on or prior to March 31, 2000, the Escrow Agent shall deliver the certificates representing all or the remaining Escrow Shares, together with stock powers executed in blank, and any related Escrow Property to the Company to be placed in the Company's treasury for cancellation thereof as a contribution to capital. After such date, the Stockholders shall have no further rights as a stockholder of the Company with respect to any of the cancelled Escrow Shares.
                  5. Upon the occurrence or satisfaction of any of the events or conditions specified in Paragraph 4 hereof, the Company shall promptly give appropriate notice to the Escrow Agent, Blair (and if the transfer agent of the Company's Common Stock is different from the Escrow Agent, such transfer agent) and present such documentation as is reasonably required by the Escrow Agent to evidence the satisfaction of such conditions.

                  6. It is understood and agreed by the parties to this Agreement as follows:
                     (a) The Escrow Agent is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.
                     (b) The Escrow Agent does not have and shall not be deemed to have any responsibility in respect of any instruction, certificate or notice delivered to it or of the Escrow Shares or any related Escrow Property other than faithfully to carry out the obligations undertaken in this Agreement and to follow the directions in such instruction or notice provided in accordance with the terms hereof.
                     (c) The Escrow Agent is not and shall not be deemed to be liable for any action taken or omitted by it in good faith and may rely upon, and act in accordance with, the advice of its counsel without liability on its part for any action taken or omitted in accordance with such advice. In any event, its liability hereunder shall be limited to liability for gross negligence, willful misconduct or bad faith on its part.
                     (d) The Escrow Agent may conclusively rely upon and act in accordance with any certificate, instruction, notice, letter, telegram, cablegram or other written instrument delivered on behalf of the Company believed by it to be genuine and to have been signed by the proper party or parties.
                     (e) The Company agrees (i) to pay the Escrow Agent's reasonable fees and to reimburse it for its reasonable expenses including attorney's fees incurred in connection with duties hereunder and (ii) to save harmless, indemnify and defend the Escrow Agent for, from and against any loss, damage, liability, judgment, cost and expense whatsoever, including counsel fees, suffered or incurred by it by reason of, or on account of, any misrepresentation made to it or its status or activities as Escrow Agent under this Agreement except for any loss, damage, liability, judgment, cost or expense resulting from gross negligence, willful misconduct or bad faith on the part of the Escrow Agent. The obligation of the Escrow Agent to deliver the Escrow Shares to either the Stockholders or the Company shall be subject to the prior satisfaction upon demand from the Escrow Agent, of the Company's obligations to so save harmless, indemnify and defend the Escrow Agent and to reimburse the Escrow Agent or otherwise pay its fees and expenses hereunder.
                     (f) The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against it in respect of the subject matter of this Agreement unless requested to do so by the Stockholders and indemnified to the Escrow Agent's satisfaction against the cost and expense of such defense by the party requesting such defense. If any such legal proceeding is instituted against it, the Escrow Agent agrees promptly to given notice of such proceeding to the Stockholders and the Company. The Escrow Agent shall not be required to institute legal proceedings of any kind.
                     (g) The Escrow Agent shall not, by act, delay, omission or otherwise, be deemed to have waived any right or remedy it may have either under this Agreement or generally, unless such waiver be in writing, and no waiver shall be valid unless it is in writing, signed by the Escrow Agent, and only to the extent expressly therein set forth. A waiver by the Escrow Agent under the term of this Agreement shall not be construed as a bar to, or waiver of, the same or any other such right or remedy which it would otherwise have on any other occasion.

                     (h) The Escrow Agent may resign as such hereunder by giving 30 days written notice thereof to the Stockholders and the Company. Within 20 days after receipt of such notice, the Stockholders and the Company shall furnish to the Escrow Agent written instructions for the release of the Escrow Shares and any related Escrow Property (if such shares and property, if any, have not yet been released pursuant to Paragraph 4 hereof) to a substitute Escrow Agent which (whether designated by written instructions from the Stockholders and the Company jointly or in the absence thereof by instructions from a court of competent jurisdiction to the Escrow Agent) shall be a bank or trust company organized and doing business under the laws of the United States or any state thereof. Such substitute Escrow Agent shall thereafter hold any Escrow Shares and any related Escrow Property received by it pursuant to the terms of this Agreement and otherwise act hereunder as if it were the Escrow Agent originally named herein. The Escrow Agent's duties and responsibilities hereunder shall terminate upon the release of all shares then held in escrow according to such written instruction or upon such delivery as herein provided. This Agreement shall not otherwise be assignable by the Escrow Agent without the prior written consent of the Company.
                  7. The Stockholders shall have the sole power to vote the Escrow Shares and any securities deposited in escrow under this Agreement while they are being held pursuant to this Agreement.
                  8. (a) Each of the Stockholders agrees that during the term of this Agreement he will not sell, transfer, hypothecate, negotiate, pledge, assign, encumber or otherwise dispose of any or all of the Escrow Shares set forth opposite his name on Exhibit A hereto, unless and until the Company shall have given the notice as provided in Paragraph 5.

This restriction shall not be applicable to transfers upon death, by operation of law, to family members of the Stockholders or to any trust for the benefit of the Stockholders, provided that such transferees agree to be bound by the provisions of this Agreement.
                      (b) The Stockholders will take any action necessary or appropriate, including the execution of any further documents or agreements, in order to effectuate the transfer of the Escrow Shares to the Company if required pursuant to the provisions of this Agreement.
                  9. Each of the certificates representing the Escrow Shares will bear legends to the following effect, as well as any other legends required by applicable law:
                  (a) "The sale, transfer, hypothecation, negotiation, pledge, assignment, encumbrance or other disposition of the shares evidenced by this certificate are restricted by and are subject to all of the terms, conditions and provisions of a certain Escrow Agreement entered into among D.H. Blair Investment Banking Corp., Paradigm Music Entertainment Co. and its Stockholders, dated as of November __, 1995, a copy of which may be obtained from the Secretary of Paradigm Music Entertainment Co. No transfer, sale or other disposition of these shares may be made unless specific conditions of such agreement are satisfied.

                  (b) "The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended. No transfer, sale or other disposition of these shares may be made unless a registration statement with respect to these shares has become effective under said act, or the Company is furnished with an opinion of counsel satisfactory in form and substance to it that such registration is not required."

                  Upon execution of this Agreement, the Company shall direct the transfer agent for the Company to place stop transfer orders with respect to the Escrow Shares and to maintain such orders in effect until the transfer agent and Blair shall have received written notice from the Company as provided in Paragraph 5.
                  10. Each notice, instruction or other certificate required or permitted by the terms hereof shall be in writing and shall be communicated by personal delivery, fax or registered or certified mail, return receipt requested, to the parties hereto at the addresses set forth below, or at such other address as any of them may designate by notice to each of the others:
                      (i)   If to the Company, to:
                            Paradigm Music Entertainment Co.


                      (ii) If to the Stockholders to their respective addresses as set forth on Exhibit A hereto.

                      (iii) If to the Escrow Agent, to:
                            American Stock Transfer & Trust Company
                            40 Wall Street
                            New York, New York  10005

                      (iv)  If to Blair, to:
                            D.H. Blair Investment Banking Corp.
                            44 Wall Street
                            New York, New York 10005
                            Att:  Martin A. Bell, Esq.
                            Fax: 212-514-7837

All notices, instructions or certificates given hereunder shall be effective upon receipt by the receiving party.
                   A copy of all communications sent to the Company, the Stockholders or the Escrow Agent shall be sent by ordinary mail to Bachner, Tally, Polevoy & Misher LLP,

380 Madison Avenue, New York, NY 10017, Attention: Sheldon E. Misher, Esq. A copy of all communications sent to Blair shall be sent by ordinary mail to Singer, Beinenstock, Zamansky, Ogele & Selengut LLP, 40 Exchange Place, New York, New York 10005, Attention: David Selengut, Esq. A copy of all communications sent to Robert B. Meyrowitz shall be sent by ordinary mail to Simon, Meyrowitz, Meyrowitz and Schlussell, 470 Park Avenue South, New York, New York 10016, Attention: David H. Meyrowitz, Esq.
                   11. This Agreement may not be modified, altered or amended in any material respect or cancelled or terminated except with the prior written consent of Blair and with the prior consent of the holders of a majority of the outstanding shares of Common Stock of the Company, other than shares held by the Stockholders.
                   12. This Agreement shall be governed by and construed in accordance with the laws of New York and shall be binding upon and inure to the benefit of all parties hereto and their respective successors in interest and assigns.
                   13. This Agreement may be executed in several counterparts, which taken together shall constitute a single instrument.

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

PARADIGM MUSIC ENTERTAINMENT CO.


By: /s/ Thomas McPartland
    ---------------------------------------
    Thomas McPartland, Chairman


AMERICAN STOCK TRANSFER
  & TRUST COMPANY


By: /s/
    ----------------------------------------
    Authorized Officer


STOCKHOLDERS


/s/ Thomas McPartland
------------------------------------                           ------------------------------------
Thomas McPartland


/s/ Louis Falcigno
------------------------------------                           ------------------------------------
Louis Falcigno


/s/ Robert Meyrowitz
------------------------------------                           ------------------------------------
Robert Meyrowitz



------------------------------------                           ------------------------------------
Marc Roberts


------------------------------------                           ------------------------------------



------------------------------------                           ------------------------------------

                                      -14-

                   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.

PARADIGM MUSIC ENTERTAINMENT CO.


By:
    ---------------------------------------
    Thomas McPartland, Chairman


AMERICAN STOCK TRANSFER
  & TRUST COMPANY


By:
    ----------------------------------------
    Authorized Officer


STOCKHOLDERS



------------------------------------                           ------------------------------------
Thomas McPartland



------------------------------------                           ------------------------------------
Louis Falcigno



------------------------------------                           ------------------------------------
Robert Meyrowitz


/s/ Marc Roberts
------------------------------------                           ------------------------------------
Marc Roberts


------------------------------------                           ------------------------------------



------------------------------------                           ------------------------------------

                                      -14-

                                    EXHIBIT A


                               STOCKHOLDERS' LIST




  Name and Address                                Stock
 of Stockholder (1)                          Certificate Nos.                      Number of Escrow Shares
--------------------                         ----------------                      -----------------------

Thomas McPartland                                B2 & B3                         425,000               425,000
145 Glenlawn Avenue                                                              Class B               Class B
Sea Cliff, New York  11579

Louis A. Falcigno                                B5 & B6                         212,500               212,500
130 Barrow Street                                                                Class B               Class B
New York, New York  10014

Robert Meyrowitz                                 B8 & B9                         212,500               212,500
32 East 57th Street                                                              Class B               Class B
New York, New York 10022

Marc Roberts                                     A63 & A64                       9,000                 9,000
33 Freeman Street                                                                Class A               Class A
West Orange, New Jersey  07052

                                      -15-